American Balanced Fund

December 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$682,770
Class B	$4,570
Class C	$39,424
Class F1	$40,381
Class F2	$23,275
Total	$790,420
Class 529-A	$39,082
Class 529-B	$507
Class 529-C	$5,839
Class 529-E	$1,657
Class 529-F1	$1,791
Class R-1	$1,139
Class R-2	$10,014
Class R-2E*	-
Class R-3	$38,877
Class R-4	$63,239
Class R-5	$45,017
Class R-6	$91,728
Total	$298,890

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3900
Class B	$0.1800
Class C	$0.1900
Class F1	$0.3700
Class F2	$0.4400
Class 529-A	$0.3600
Class 529-B	$0.1500
Class 529-C	$0.1700
Class 529-E	$0.3000
Class 529-F1	$0.4200
Class R-1	$0.1900
Class R-2	$0.1900
Class R-2E	$0.2100
Class R-3	$0.3000
Class R-4	$0.3700
Class R-5	$0.4500
Class R-6	$0.4600

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,895,258
Class B	21,915
Class C	226,297
Class F1	114,837
Class F2	75,555
Total	2,333,862
Class 529-A	114,526
Class 529-B	2,939
Class 529-C	36,622
Class 529-E	5,839
Class 529-F1	4,489
Class R-1	6,417
Class R-2	53,115
Class R-2E*	-
Class R-3	134,519
Class R-4	177,399
Class R-5	105,610
Class R-6	245,385
Total	886,860

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.75
Class B	$24.71
Class C	$24.63
Class F1	$24.74
Class F2	$24.74
Class 529-A	$24.72
Class 529-B	$24.76
Class 529-C	$24.70
Class 529-E	$24.71
Class 529-F1	$24.71
Class R-1	$24.61
Class R-2	$24.62
Class R-2E	$24.75
Class R-3	$24.65
Class R-4	$24.72
Class R-5	$24.77
Class R-6	$24.76

* Amount less than one thousand